Exhibit 23.4

[Quantstamp Group Letterhead]

Consent of Quantstamp

We consent to all references to our firm and to the use of the Contract Audit, dated 12/16/2019, in connection with INX Limited’s Registration Statement on Form F-1 (File No. 333-233363) and related Prospectus filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, for the registration of 130,000,000 INX Tokens.

San Francisco, California, United States
Date: 08/19/2020
Quantstamp